Exhibit 99.2

Report of Independent Accountants

The Board of Directors
HotData, Inc.:

We have audited the accompanying balance sheet of HotData, Inc. as of September 30, 2000 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HotData, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations since inception and expects that losses will continue in the foreseeable future thereby raising substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ KPMG LLP

February 14, 2001, except as to
   footnote 12, which is as of May 11, 2001
Austin, Texas

HOTDATA, INC.

Balance Sheet

September 30, 2000
Assets

Current assets:
Cash and cash equivalents	$ 2,951,687
Accounts receivable	185,239
Prepaid expenses and other current assets	132,201

Total current assets	3,269,127

Property and equipment:
Furniture and fixtures	243,385
Software and computer equipment	1,501,794

1,745,179

Less accumulated depreciation and amortization	(807,394)

Net property and equipment	937,785

Other assets	178,000

$ 4,384,912

HOTDATA, INC.

Balance Sheet, Continued

September 30, 2000
Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$ 191,927
Accrued liabilities	366,347
Unearned revenue	385,684
Current installments of obligations under capital lease	35,333
Current portion of notes payable	1,091,137

Total current liabilities	2,070,428

Obligations under capital lease	113,696
Notes payable	217,909

Total liabilities	2,402,033

Commitments and contingencies

Redeemable preferred stock, $.001 par value;
8,000,000 shares authorized:
Convertible Series A, 1,688,312 shares issued and outstanding,
liquidation preference of $1,300,000	1,280,010
Convertible Series B, 2,533,688 shares issued and outstanding,
liquidation preference of $3,449,970	3,396,194
Convertible Series C, 3,324,192 shares issued and outstanding,
liquidation preference of $8,888,889	8,986,252

Stockholders’ deficit:
Common stock, $.001 par value, 10,000,000 shares
authorized 671,131 shares issued and outstanding	671
Additional paid-in capital	21,812
Treasury stock, 140,045 shares at cost	(462)
Accumulated deficit	(11,701,598)

Total stockholders’ deficit	(11,679,577)

$ 4,384,912

See accompanying notes to financial statements.

HOTDATA, INC.

Statement of Operations

Year Ended September 30, 2000
Revenue	$ 372,792

Cost of revenue	635,127

(262,335)

Operating expenses:
Research and product development	1,513,371
Selling, general and administrative	4,669,134

Total operating expenses	6,182,505

Loss from operations	(6,444,840)

Interest, net	(179,055)

Net loss	$(6,623,895)

See accompanying notes to financial statements.

HOTDATA, INC.

Statement of Stockholders’ Deficit

	Common Stock		Additional Paid-in	Treasury Stock		Accumulated	Total Stockholders’
	Shares	Amount	Capital	Shares	Amount	Deficit	Deficit
Balances at September 30, 1999	581,380	$581	$10,825	69,496	$(229)	(5,077,703)	(5,066,526)
Exercise of common stock options	89,751	90	10,987	—	—	—	11,077
Purchase of treasury stock	—	—	—	70,549	(233)	—	(233)
Net loss	—	—	—	—	—	(6,623,895)	(6,623,895)

Balances at September 30, 2000	671,131	$671	$21,812	140,045	$(462)	$(11,701,598)	$(11,679,577)

See accompying notes to financial statements

HOTDATA, INC. Statement of Cash Flows

Year Ended September 30, 2000
Cash flows from operating activities:
Net loss	$(6,623,895)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	455,338
Amortization of debt issuance costs	126,062
Changes in operating assets and liabilities:
Accounts receivable	(177,509)
Prepaid expenses and other current assets	(56,194)
Accounts payable	75,539
Accrued liabilities	278,098
Unearned revenue	352,114

Net cash used in operating activities	(5,570,447)

Cash flows from investing activities:
Purchase of property and equipment	(626,475)

Net cash used in investing activities	(626,475)

Cash flows from financing activities:
Proceeds from borrowings on notes payable	370,150
Principal payments on notes payable	(402,070)
Increase in restricted cash related to lease obligations	(178,000)
Principal payments on obligations under capital lease	(13,704)
Purchase of treasury stock	(233)
Proceeds from issuance of Series C Preferred Stock,
net of issuance costs	7,721,302
Proceeds from borrowing from related parties	1,000,000
Proceeds from exercise of Series C preferred stock warrants	138,888
Proceeds from issuance of stock from exercise of options	11,077

Net cash provided by financing activities	8,647,410

Net increase in cash and cash equivalents	2,450,488
Cash and cash equivalents at beginning of year	501,199

Cash and cash equivalents at end of year	$ 2,951,687

Supplemental disclosure:
Interest paid during the year	$ 158,921

Supplemental disclosure of non-cash investing and financing activities:
Conversion of note payable from related party to preferred stock	$ 1,000,000

Acquisition of furniture and fixtures through capital lease	$ 162,733

See accompanying notes to financial statements.

(1)	Summary of Significant Accounting Policies and Practices

(a)	Description of Business

HotData, Inc. (“HotData” or the “Company”) was incorporated in the state of Delaware in August 1997. The Company is engaged in providing services for interactive Internet-based data delivery and cleansing to customers located throughout the United States.

(b)	Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at September 30, 2000 consisted of investments in a money market account.

(c)	Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Property and equipment held under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease and are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

(d)	Revenue Recognition

Revenues from the Company’s business consist of monthly fees from ongoing services, specifically Internet-based data delivery and cleansing, and are recognized as earned over the contract term, typically one year. The monthly fee for services is typically fixed for the life of the contract, but subject to increases in the event a customer requires additional records cleansed. The Company recognizes upfront fees for these arrangements over the term of the arrangement. Recognition of revenue related to these arrangements commences on the date that the customer is able to access and utilize the features and functionality of the applications as intended.

(e)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company has operating losses for financial statement and income tax purposes. Deferred tax assets relating to the operating loss have been fully offset by a valuation allowance.

(f)	Financial Instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, accrued liabilities, unearned revenue and notes payable. The fair values of these financial instruments approximates their carrying values as they either have a short-term to maturity or carry a market interest rate.

(g)	Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(h)	Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting for its fixed plan stock options. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The disclosure option of SFAS No. 123, “Accounting for Stock-Based Compensation,” requires that companies which do not choose to account for stock-based compensation prescribed by this Statement shall disclose the pro forma effects on operations as if SFAS No. 123 had been adopted.

(i)	Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair market value less costs to sell.

(j)	Research and Development

Financial accounting standards provide for the capitalization of certain software development costs once technological feasibility has been established. No costs have been capitalized to date as the impact on the financial statements is immaterial and accordingly, all research and product development expenditures have been expensed as incurred.

(k)	Comprehensive Income

Comprehensive income includes all charges to equity during a period except those resulting from investments by and distributions to owners. To date, no elements of comprehensive income exist other than the net loss from operations.

(l)	Segments

The Company considers its business activities to be a single segment.

(2)	Notes Payable

   Commitment Letter

     In June 2000, the Company obtained a commitment letter (the “Commitment Letter”) from a commercial financial institution providing for the following credit facilities under which the Company can obtain debt financing: (i) a Term Loan, (ii) an Equipment Line, (iii) a Receivable Line, and (iv) a Standby Letter of Credit. The terms of each of these facilities are described in the paragraphs that follow.

     In conjunction with the Commitment Letter, the Company entered into a financing arrangement (“Term Loan”) that permits the Company to borrow a maximum of $656,000 at an interest rate equal to the prime rate (9.5% at September 30, 2000) plus 1% per annum. The loan is to be repaid in 24 monthly installments of principal and interest and matures on February 8, 2002. As of September 30, 2000, the Company had $531,250 outstanding under the Term Loan.

In June 2000, the Company entered into a $1,000,000 term loan to finance equipment (“Equipment Line”). There is a $300,000 sub-limit for software purchases and a $100,000 sub-limit for leasehold improvements. The Equipment Line permits the Company to withdraw loan proceeds during six-month periods with payments of interest due on a monthly basis during this time. The balance is then amortized over a 30-month period and matures on June 13, 2003. The interest rate on the Equipment Line is the bank’s prime rate (9.5% at September 30, 2000) plus 1% per annum. As of September 30, 2000, the Company had $370,149 outstanding under the Equipment Line.

The Commitment Letter permits the Company the right to enter into a definitive written agreement to establish a $500,000 line to finance accounts receivable (“Receivable Line”). The terms of the Receivable Line require repayment of principal and interest one year subsequent to commencement of the executed agreement. The interest rate on the Receivable Line would be the prime rate (9.5% at September 30, 2000) plus 0.75%. No amounts have been drawn against the Receivable Line as of September 30, 2000.

The Company has an existing $150,000 certificate of deposit which has been included in other assets as of September 30, 2000. The Commitment Letter permits the Company to borrow funds (“Standby Letter of Credit”) which would then be secured through the certificate of deposit. As of September 30, 2000, no withdrawals under the Standby Letter of Credit have been made.

In connection with the Commitment Letter, the Company agreed to grant a warrant to the financial institution to purchase shares of Series C convertible preferred stock. The number of shares to be issued under the warrant is dependent on the amount borrowed under the Equipment Line and the Receivable Line. As of September 30, 2000, a warrant to purchase 3,740 shares has been granted with an exercise price of $2.674 per share. The fair value of the warrant was not deemed to be material and the warrant had not been exercised as of September 30, 2000.

Senior Secured Promissory Notes

During fiscal year 1999, the Company entered into three Senior Secured Promissory Notes (the “Notes”) for total proceeds of $636,030. The terms of the Notes require 36 equal monthly payments and call for a final balloon payment in the 37th month equal to 12.5% of the original Notes’ value. The Notes bear interest at 15% per annum. The Notes are collateralized by certain computer and other equipment of the Company. The Company had $407,647 outstanding under the Notes as of September 30, 2000.

Note conversion

In October 1999, the Company obtained debt financing through the issuance of convertible promissory notes totaling $1 million that bore interest at a rate of 7% per annum and were payable one year from the date of issuance. In connection with these promissory notes, the Company granted warrants to purchase 93,493 shares of Series C preferred stock at an exercise price of $2.674 per share. These warrants were immediately exercisable on the date of issuance and expire after a period of 10 years. The fair value of the warrants on the date of grant was calculated using the Black-Scholes option-pricing model using the following assumptions: dividend yield 0%, volatility 50%, risk-free rate 5.55% and a 4-year life. The fair value of the warrant was determined to be $126,062 which has been recorded as a discount on the related notes payable. During 2000, $1 million of note principal was converted to Series C preferred stock and the discount was fully amortized as interest expense.

(3)	Common Stock

At the Company’s inception, each of the three founders contributed $500 in exchange for 151,645 shares of common stock. Upon the closing of the Series A Preferred Stock Offering, the Company entered into a stock restriction agreement (the “Agreement”) with each of the founders (“Holder”) which provided for the periodic vesting of the Holder’s shares of common stock. The shares vest ratably through July 2001. The Agreement also provides that HotData has the option to repurchase, at the Holder’s original purchase price per share ($0.0033), all or a portion of the unvested shares of common stock if the Holder ceases to be employed by the Company. The Company repurchased 70,549 unvested shares of common stock from founders in 2000 in accordance with the Agreement. At September 30, 2000, 2,417 shares remained unvested.

(4)	Redeemable Preferred Stock

The Company has authorized the issuance of up to 8,000,000 shares of preferred stock, of which 1,688,312, 2,533,688, and 3,365,745 have been designated Series A, Series B and Series C preferred stock, respectively. The remaining 412,255 shares have not been designated. The Company’s Board of Directors has the right to designate the attributes of the remaining shares of preferred stock.

In December 1999, the Company completed an offering of 3,272,252 shares of its Series C preferred stock at a price of $2.674 per share.

Redemption Rights

After December 31, 2007, to the extent that any shares of Series A, Series B or Series C preferred stock have not been redeemed or converted to common stock, upon the written request of the holders of at least two-thirds of the then outstanding shares of Series A and Series B preferred stock voting together as a single class or the holders of a majority of the then outstanding shares of Series C preferred stock voting separately as a single class, on the date one month following receipt of such request, the Company shall redeem on each successive annual anniversary a number of shares of Series A, Series B and Series C preferred stock equal to at least a majority of the shares of Series A, Series B, or Series C preferred stock that are outstanding on the date the Company receives such written request. The redemption price shall be an amount equal to at the original issue price plus all accrued and unpaid dividends for each share of Series A, Series B and Series C preferred stock.

Conversion Rights

Each share of Series A, Series B and Series C preferred stock shall automatically be converted into fully paid and nonassessable shares of common stock upon the closing of a firm committed underwritten public offering in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $15 million and the public offering price per share equals or exceeds $8. Additionally, at the option of the holders of Series A, Series B and Series C preferred stock, each share of preferred stock is convertible (i) at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, and (ii) at any time, up to and/or simultaneously with the consummation of a liquidation, dissolution or winding up of the Company into fully paid and nonassessable shares of common stock. Each share of Series A, Series B and Series C preferred stock is convertible into common stock at the then current conversion price. As of September 30, 2000, each share of preferred stock is convertible into one share of common stock.

Voting Rights

Each holder of shares of Series A, Series B and Series C is entitled to the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock can be converted. Each holder of common stock is entitled to one vote for each share held.

Dividend Rights

The holders of Series A, Series B and Series C preferred stock are entitled to receive, when and if declared by the Board of Directors, noncumulative dividends prior and in preference to the payment of any dividends on the common stock. Dividends on the Series A, Series B and Series C preferred stock are not mandatory or cumulative and no rights or interest accrue to the holders of the preferred stock by reason of the fact that the Company shall fail to declare or pay dividends in any fiscal year. Dividend rates per annum per share are $0.0616, $0.1089 and $0.2139 on the Series A, Series B and Series C preferred stock, respectively.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to Series A and Series B Preferred Stock or Common Stock, any distribution of any of the assets of the Company in an amount equal to the original purchase price of Series C Preferred Stock plus all declared but unpaid dividends (“Liquidation Amount”).

(5)	Leases

Capital lease

In May 2000, the Company entered into an agreement to lease certain office furniture and fixtures from a third party. The agreement has been accounted for as a capital lease.

Interest expense under capital leases was approximately $6,600 for the year ended September 30, 2000. Included in property and equipment at September 30, 2000 is $162,733 of furniture and fixtures under capital lease and accumulated amortization thereon of $22,602.

Operating lease

The Company leases its principal office space under a noncancellable operating lease which expires in August 2004 and calls for monthly payments of $26,145 through October 31, 2002 at which time the monthly rent increases to $27,266 through August 2004. Rent payments charged to expense amounted to approximately $232,000 for the year ended September 30, 2000. In November 2000, the Company entered into an agreement to sublease a portion of its office space. The sublease expires October 2002 and calls for rental receipts of $8,613 per month.

Future minimum lease payments under the Company’s noncancelable operating and capital leases (with initial or remaining lease terms in excess of one year) as of September 30, 2000 are as follows:

Year		Operating lease	Capital lease
2001		$ 313,746	$ 48,792
2002		313,746	48,792
2003		327,177	48,792
2004		301,032	31,903

Total minimum lease payments		1,255,701	178,279
Less: Future sublease rental income		(206,712)

Net minimum lease payments		$ 1,048,989

Less: Amounts representing interest costs at
10.25% per annum			(29,250)

Obligation under capital lease			149,029
Less: Current installments of obligations under capital lease			(35,333)

Long term obligations under capital lease	;		$ 113,696

(6)	Stock Options

In October 1997, the Company’s Board of Directors adopted a stock option plan (the “Plan”) under which a maximum of 1,000,000 shares of common stock have been reserved for the granting of incentive stock options to employees and nonqualified stock options to employees and directors of the Company. As of September 30, 2000, 398,738 options remain available for grant under the Plan.

The Company applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options issued to employees in the financial statements. The difference between the fair value (calculated in accordance with SFAS 123), and the calculation in accordance with APB No. 25 was immaterial for the year ended September 30, 2000. The fair value was estimated using the minimum value option-pricing model with the following weighted-average assumptions: expected dividend yield of 0%, an expected life of 4 years, and a risk-free interest rate of 5.85%.

A summary of the status of the Company’s stock options as of September 30, 2000 and changes during the period then ended is presented below.

Options	Shares	Weighted Average Exercise Price
Outstanding at September 30, 1999	430,602.13
Granted	322,900.25
Exercised	(89,751)	.12
Forfeited	(45,822)	.15

Outstanding at September 30, 2000	617,929	$.19

Options exercisable at September 30, 2000	69,062	$.13

Weighted-average fair value of options granted
during 2000		$.05

The following table summarizes information about options outstanding as of September 30, 2000:

Exercise Prices	Options Outstanding at 9/30/00	Weighted Average Remaining Contractual Life	Options Exercisable at 9/30/00
$.07	41,245	7.43	9,786
.14	262,384	8.60	59,276
.25	314,300	9.47	—

(7)	Income Taxes

As of September 30, 2000, the Company had federal net operating loss carryforwards for U.S. federal income tax purposes of approximately $9,330,000 and tax credit carryforwards of approximately $188,400. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2012, if not utilized. Certain changes in ownership, as defined by Section 382 of the Internal Revenue Code, could limit the amount of net operating loss and tax credit carryforwards used in any one year.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes are as follows:

2000
Deferred tax assets:
Net operating loss carryforwards	$ 3,595,600
Tax credit carryforwards	188,400
Start up costs capitalized for tax	686,900
Depreciable assets	82,800
Accrued liabilities and other	73,800

4,627,500
Valuation allowance for deferred tax assets	(4,627,500)

Net deferred taxes	$ —

A valuation allowance has been provided due to uncertainties regarding the future realization of deferred tax assets. The valuation allowance increased by approximately $2,650,000 during the year ended September 30, 2000, primarily as a result of the uncertainties related to the utilization of the net operating losses incurred during the year.

(8)	Related Party Transaction

In October 1999, the Company signed convertible promissory notes with the existing Series B preferred stockholders. Proceeds from the promissory notes aggregated $1,000,000. The notes bore interest at a rate of 7% per annum. In December 1999, the principal plus accrued interest was converted into shares of Series C preferred stock at a price of $2.674 per share. In addition, the notes provide the holders a five-year warrant to purchase 93,493 shares of the Company’s Series C preferred stock at $2.674 per share. During fiscal year 2000, 51,940 of these warrants were exercised.

(9)	Defined Contribution Plan

The Company adopted a 401(k) retirement plan which is available to all full-time employees who meet a minimum service requirement of three months. The expenses incurred for Company contributions under the plan was approximately $64,000 during the year ended September 30, 2000.

(10)	Commitments and Contingencies

The Company has entered into data provider agreements to obtain data from various organizations for the purpose of supplying information to customers. Under the agreements, the Company is obligated to pay annual minimum fees as follows:

Year ended September 30: 2001 $ 350,000 2002 $ 507,500 2003 $ 472,500

(11)	Liquidity and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred substantial losses since inception in 1997 and expects that losses will continue in the foreseeable future. The Company expects to incur additional expenditures for further development and expansion of its products and services. The Company’s current cash flow from operations is not sufficient to meet its working capital and capital expenditure requirements; therefore, the Company may need to seek additional financing in order to continue development and delivery of its products and services. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

Because cash flow from operations has not been sufficient to meet working capital needs, the Company has historically funded its operations through private placements of its Series A, Series B and Series C preferred stock, notes payable and revenues from ongoing operations. The Company’s ability to generate positive cash flow depends on a variety of factors, some of which may be beyond the Company’s control. The Company’s ability to sustain operations, make future capital expenditures and fund the development and delivery of products and services is highly dependent on existing cash and the ability to raise additional capital. The Company will continue to seek additional funding either through issuance of debt or equity as needs arise, and will manage operations commensurate with its level of working capital. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(12)	Subsequent Event

On May 11, 2001, Group 1 Software, Inc., a Delaware corporation (“Group 1”), and HotData entered into an “Agreement for the Purchase and Sales of Assets,” pursuant to which Group 1 purchased specifically identified assets and assumed specifically identified liabilities of HotData (the “Purchase”). In consideration for the Purchase, Group 1 agreed to pay $2,000,000 in cash upon closing and is obligated to pay future amounts based upon Net Revenue recognized by Group 1 during the thirty-six months immediately following the closing. Additionally, HotData’s Board of Directors approved the “Plan of Complete Liquidation, Dissolution and Winding Up of HotData, Inc.” in accordance with the Internal Revenue Code of 1986 and section 275 of the Delaware General Corporation Law.